Exhibit 99.1

CONTACTS:	Dennis M. Oates	Michael D. Bornak	June Filingeri
	Chairman,	VP Finance, CFO	President
	President and CEO	and Treasurer	Comm-Partners LLC
	(412) 257-7609	(412) 257-7606	(203) 972-0186

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS REPORTS FOURTH QUARTER AND FULL YEAR 2013 RESULTS

•	Fourth Quarter Backlog Is Up over 17% from Third Quarter on Stronger Fourth Quarter Bookings

•	Full Year Positive Cash Flow of $28.6 Million; Debt Reduced by $16.9 Million in 2013

BRIDGEVILLE, PA, February 5, 2014 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) today reported net sales of $40.3 million for the fourth quarter of 2013 and a net loss of $2.9 million, or $0.41 per diluted share, including a write-down of a deferred state tax asset of approximately $1.0 million, or $0.14 per diluted share. In the fourth quarter of 2012, net sales were $47.2 million and net income was $1.1 million, or $0.16 per diluted share.

Compared with the fourth quarter of 2012, tons shipped to the aerospace market increased 6% and power generation shipments were up 8%, while shipments to the oil and gas market were down 51% and heavy equipment market shipments were down 2%. However, backlog (before surcharges) in the fourth quarter increased by 17.2% to $46.8 million from the third quarter of 2013 as a result of stronger fourth quarter 2013 bookings.

The Company’s gross margin for the fourth quarter of 2013 was $1.5 million, or 3.7% of sales, compared with a gross margin as a percentage of sales of 12.7% in the fourth quarter of 2012. The decrease was primarily the result of lower shipments and operating activity, product mix and the misalignment of surcharges to raw material costs. As a result, the Company incurred an operating loss of $2.6 million in the fourth quarter of 2013 compared to operating income of $1.8 million in the fourth quarter of 2012.

For full year 2013, the Company’s net sales were $180.8 million and the net loss was $4.1 million, or $0.58 per diluted share. That compares with net sales of $251.0 million and net income of $14.6 million, or $2.02 per diluted share, for 2012.

The Company continued to generate positive cash from operations, which totaled $7.5 million in the fourth quarter of 2013 and $28.6 million for the full year of 2013. In turn, the Company repaid $4.8 million of its debt during the fourth quarter and $16.9 million for all of 2013, primarily as a result of lowering inventory levels by $11.7 million. Capital expenditures in 2013 totaled $11.8 million compared to $35.1 million for 2012.

Chairman, President and CEO Dennis Oates commented: “Our fourth quarter sales level was in line with our expectations, although the mix remained weighted towards lower margin semi-finished products.

“In contrast to most of the past year, we saw a substantial improvement in our order entry in the fourth quarter, which increased 26% sequentially and 42% from the fourth quarter of 2012.

“We also continued to achieve strong cash flow from operations in the quarter through our continued focus on managing inventories, controlling capital spending and reducing debt.

“The renewed pick-up in order entry started in October 2013 and has continued thus far in the first quarter, with our North Jackson facility strongly participating in the improvement. While we expect shipments for those orders to build progressively as we go through 2014, the improvement supports a more positive view about the current year, especially the second half, based on current market expectations.

“In the meantime, we will continue to execute our strategic plan to further realize the benefits of North Jackson and build upon the substantial progress in customer approvals, industry certifications achieved in 2013 and our continued new product development.”

Webcast

The Company has scheduled a conference call for today, February 5, at 10:00 a.m. (Eastern) to discuss fourth quarter and full year 2013 results. A simultaneous webcast will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website through the end of the first quarter of 2014.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, nickel alloys, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, oil and gas, and heavy equipment manufacturing. Established in 1994, the Company, with its experience, technical expertise, and dedicated workforce, stands committed to providing the best quality, delivery, and service possible. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the concentrated nature of the Company’s customer base to date and the Company’s dependence on its significant customers; the receipt, pricing and timing of future customer orders; changes in product mix; the limited number of raw material and energy suppliers and significant fluctuations that may occur in raw material and energy prices; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; risks associated with labor matters; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation and matters; risks related to acquisitions that the Company may make; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

- TABLES FOLLOW -

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net Sales
Stainless steel	$31,580	$34,471	$137,383	$195,315
Tool steel	4,161	4,782	18,112	20,420
High-strength low alloy steel	3,063	4,938	17,894	21,897
High-temperature alloy steel	1,034	1,688	4,277	7,787
Conversion services and other sales	448	1,271	3,102	5,571

Total net sales	40,286	47,150	180,768	250,990

Cost of products sold	38,798	41,183	166,888	209,841

Gross margin	1,488	5,967	13,880	41,149

Selling, general and administrative expenses	4,034	4,215	17,493	17,365
Severance expenses	36	—	392	381

Operating (loss) income	(2,582)	1,752	(4,005)	23,403

Interest expense	(631)	(590)	(2,598)	(2,284)
Deferred financing amortization	(133)	(78)	(444)	(308)
Other income	—	51	481	140

(Loss) income before income taxes	(3,346)	1,135	(6,566)	20,951

(Benefit) provision for income taxes	(477)	54	(2,504)	6,334

Net (loss) income	$(2,869)	$1,081	$(4,062)	$14,617

Net (loss) income per common share – Basic	$(0.41)	$0.16	$(0.58)	$2.13

Net (loss) income per common share – Diluted *	$(0.41)	$0.16	$(0.58)	$2.02

Weighted average shares of common stock outstanding
Basic	6,973,382	6,907,744	6,950,976	6,874,669
Diluted	6,973,382	7,455,809	6,950,976	7,454,030

*	Diluted earnings per common share have been adjusted for interest expense, net of tax on convertible notes of $126 and $458 for the three months and year ended December 31, 2012, respectively.

MARKET SEGMENT INFORMATION

	Three Months Ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Net Sales
Service centers	$23,499	$30,943	$115,859	$151,034
Rerollers	7,364	5,492	27,021	37,343
Forgers	5,504	5,754	21,254	36,678
Original equipment manufacturers	3,471	3,690	13,532	20,364
Conversion services and other sales	448	1,271	3,102	5,571

Total net sales	$40,286	$47,150	$180,768	$250,990

Tons shipped	8,449	8,877	36,477	47,802

MELT TYPE INFORMATION

	Three Months Ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Net Sales
Specialty alloys	$37,013	$42,748	$167,040	$234,588
Premium alloys *	2,825	3,131	10,626	10,831
Conversion services and other sales	448	1,271	3,102	5,571

Total net sales	$40,286	$47,150	$180,768	$250,990

END MARKET INFORMATION **

	Three Months Ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Net Sales
Aerospace	$22,893	$25,665	$102,341	$129,172
Power generation	5,003	5,854	21,671	33,532
Oil & gas	3,059	7,580	18,880	49,126
Heavy equipment	4,587	4,783	19,788	20,421
General industrial, conversion services and other sales	4,744	3,268	18,088	18,739

Total net sales	$40,286	$47,150	$180,768	$250,990

*	Premium alloys represent all VIM-produced products.
**	End market information is our estimate based upon customers and grade of material sold that will in-turn sell to the ultimate end market customer.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012
Assets
Cash	$307	$321
Accounts receivable, net	21,447	24,781
Inventory, net	82,593	95,749
Deferred income taxes	13,330	22,739
Other current assets	3,906	3,272

Total current assets	121,583	146,862
Property, plant and equipment, net	203,590	206,150
Goodwill	20,268	20,268
Other long-term assets	2,771	2,418

Total assets	$348,212	$375,698

Liabilities and Stockholders’ Equity
Accounts payable	$14,288	$10,610
Accrued employment costs	3,430	4,671
Current portion of long-term debt	3,000	1,500
Other current liabilities	1,023	735

Total current liabilities	21,741	17,516
Long-term debt	86,796	105,242
Deferred income taxes	42,820	55,227
Other long-term liabilities	397	—

Total liabilities	151,754	177,985
Stockholders’ equity	196,458	197,713

Total liabilities and stockholders’ equity	$348,212	$375,698

CONSOLIDATED STATEMENTS OF CASH FLOW

	Year Ended December 31,
	2013	2012
Operating activities:
Net (loss) income	$(4,062)	$14,617
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	16,489	14,602
Loss on sale of property, plant and equipment	—	(12)
Deferred income tax	(2,998)	12,635
Share-based compensation expense	1,827	1,649
Changes in assets and liabilities:
Accounts receivable, net	3,334	10,267
Inventory, net	11,725	(12,636)
Accounts payable	3,391	(20,130)
Accrued employment costs	(1,241)	(2,876)
Income taxes	494	3,208
Other, net	(340)	(180)

Net cash provided by operating activities	28,619	21,144

Investing activities:
Capital expenditures, net of amount included in current liabilities	(11,502)	(34,229)
Proceeds from sale of property, plant and equipment	—	14

Net cash used in investing activities	(11,502)	(34,215)

Financing activities:
Payments on revolving credit facility	(92,230)	(87,000)
Borrowings under revolving credit facility	76,784	119,092
Payments on term loan facility	(1,500)	(20,000)
Proceeds from the issuance of common stock	1,117	1,608
Payment of deferred financing costs	(1,165)	(348)
Purchase of treasury stock	(137)	(234)

Net cash (used in) provided by financing activities	(17,131)	13,118

Net (decrease) increase in cash	(14)	47
Cash at beginning of period	321	274

Cash at end of period	$307	$321

Supplemental non-cash investing activity:
Capital expenditures included in current liabilities	$287	$828